TODD SHIPYARDS CORPORATION ANNOUNCES RETIREMENT OF ITS CHIEF FINANCIAL OFFICER SCOTT H. WISCOMB AND APPOINTMENT OF BERGER A. DODGE AS ITS NEW CHIEF FINANCIAL OFFICER

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...June 26, 2006...Todd Shipyards Corporation ("Todd" or the "Company") (NYSE:TOD) announced today that its Chief Financial Officer, Scott H. Wiscomb, is retiring from full time employment with the Company effective June 30, 2006. Mr. Wiscomb has served in his capacity of Treasurer and Chief Financial Officer since joining the Company in 1997. Prior to his service at Todd, Mr. Wiscomb served in a number of different financial capacities with Atlantic Richfield Company ("ARCO") for 22 years culminating in his position as Vice President of Finance and Administration of ARCO's Australian coal operations. Mr. Wiscomb, age 60, will continue to work with Todd on a project consulting basis.

Todd's Board of Directors has elected Berger A. Dodge as the Company's new Treasurer and Chief Financial Officer effective June 30, 2006. Mr. Dodge, age 37, has been with the Company since 2003 serving most recently as its Manager of Planning and Financial Analysis. Prior to joining Todd, Mr. Dodge worked as a Senior Associate with a private investment firm in Bellevue, Washington after having spent several years in the operations group of Tower Group International in Seattle, Washington. Mr. Dodge earned his Bachelor of Arts degree (cum laude) from Boston University and holds an MBA degree (in Finance and Accounting) from the University of Washington.

Todd's wholly owned subsidiary Todd Pacific Shipyards Corporation performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial services to a variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.